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Exhibit 99.1




For Immediate Release                                               NEWS RELEASE
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                           Contact: Thomas F. Tatarczuch, Vice President-Finance
                                                  (717) 264-7161, Extension 4464



TB Wood's Corporation Announces that Thomas C. Foley, its Chairman, will be taking a leave of absence to join the Coalition Provisional Authority in Iraq

     Chambersburg, PA, August 6, 2003---TB Wood's Corporation (NASDAQ: TBWC) announced today that Thomas C. Foley, its Chairman of the Board of Directors, has accepted the position of Director of Private Sector Development for the Coalition Provisional Authority (CPA) in Iraq. Mr. Foley will be reporting to CPA Administrator Paul Bremer, III and will have responsibility for overseeing 194 Iraqi state-owned businesses. Mr. Foley will also be responsible for developing a privatization plan and foreign trade and investment programs for Iraq. While Mr. Foley is in Iraq, he will be on an unpaid leave of absence from the Company's Board of Directors. TB Wood's also announced that Frank D. Osborn was elected Interim Chairman, effective August 5, 2003. Mr. Osborn is the President and CEO of Qantum Communications Corporation.

     TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

     This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.